EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made by and between Millennium Healthcare, Inc., a Delaware Corporation, hereinafter (the "Company") and Noel Mijares, individual and resident of Miami-Dade County, Florida, hereinafter the ("Executive") to be effective on June 15, 2015 (the "Effective Date").

WHEREAS

The Board of Directors of the Company ("Board") has unanimously agreed to and invited the Executive to join the Board of Directors as a Director with voting authority and the Board has further recommended that the Executive become the Company's Chief Executive Officer, to encourage the Executive's attention and dedication to the Company as a member of the Company's Board and Executive Management teams, in the best interests of the Company and its shareholders;

AND

The Executive has accepted the Board's offer and invitation to join as a Board Member, Chief Executive Officer with the Company;

AND

The Company and Executive desire to enter into this Agreement to set forth the terms and conditions on which Executive is employed by the Company from and after the Effective Date, as follows:

This Agreement contemplates that Executive will be a key employee of the Company. As such, the Company will continue to make available to Executive confidential information and continue to make a substantial investment in Executive for the benefit of the Company and its shareholders. The Company and Executive recognize that the goodwill derived therefrom is a valuable asset of the Company. The Company and Executive agree that such confidential information and goodwill are entitled to protection during the term of this Agreement and for a reasonable time thereafter. The Company acknowledges that Executive brings to the Company his experience and his non-confidential general knowledge of the medical device industry.

The Company and Executive are sophisticated business persons. Each has had the opportunity to be advised by counsel with respect to this Agreement, including the post-termination restrictions, and acknowledges that these restrictions are appropriate protection of the Company's confidential information and goodwill and that Executive

has entered into this Agreement fully knowing the effect of such restrictions and voluntarily accepting the restrictions, which the parties believe to be reasonable in temporal and geographic scope.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, and for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:

1. Employment. The Company shall employ Executive as Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

2. Term. Unless earlier terminated pursuant to Section 12 or renewed as provided in Section 11, this Agreement and Executive's employment shall terminate at 12:01 a.m. on June 15, 2020. The period from the Effective Date to termination of Executive's employment with the Company for any reason during the initial period or as may be extended shall be the "Employment Period."

3. Duties. During the Employment Period, Executive agrees to devote his energy, attention, abilities, and productive time to the diligent performance of the duties and responsibilities ordinarily required of a Chief Executive Officer of a publicly traded company and such other duties and services on behalf of the Company, consistent with his position and customary duties as Chief Executive Officer, as may from time to time be assigned to him by the Board of Directors. The Executive agrees and acknowledges that the Executive owes fiduciary duties to the Company and will act accordingly. It is expressly understood by all parties and unanimously approved by the Board of Directors that during the term of this agreement, the Executive shall report directly to the Chairman of the Board, and have management control as customary with a Chief Executive Officer.

4. Outside Business Activities. It is expressly understood by the Company that the Executive has various business interests outside of his employment with the Company. The Company has deemed that all activities, known by the company, do not interfere with his duties and obligations under this Agreement.

5. Base Salary. For all services rendered by Executive during the Employment Period, including compensation that Executive would otherwise be eligible to receive as a Director and member and of the Board, the Company shall pay Executive as of the Effective Date a Base Salary of Three-Hundred and Thirty-Thousand U.S. Dollar ($330,000) per calendar year. This amount shall be payable in equal installments, in arrears, according to the Company's customary payroll practices, less all amounts required to be held by federal, state, or local law, and all applicable deductions authorized by Executive or required by law. The Compensation Committee

of the Board shall meet at least annually to review Executive's Base Salary and Compensation. The Base Salary, at the discretion of the Compensation Committee, may be increased but may not be decreased during the Employment Period.

6. Annual Bonus Opportunity. During the Employment Period, Executive shall be eligible to earn a bonus payable within a reasonable period following the end of each of the Company's fiscal years (or at such other earlier times during the year as determined by the Compensation Committee) based on the achievement of certain Bonus Objectives to be reasonably determined in good faith by the Compensation Committee and approved by the Board of Directors, within the first ninety (90) days of each such fiscal year after consultation with the Executive. The Bonus Objectives shall be based primarily on objective measures of Company financial performance and may include more qualitative measures, such as Executive's contributions to the Company or development as a leader, as to which the Compensation Committee must make a good faith assessment of the extent of Executive's achievement. The minimum Annual Bonus for achievement of all Bonus Objectives at target (the "Target Bonus Amount") will be one-hundred and twenty-five percent (125%) of the Base Salary paid in such fiscal year (or pro rata as to any portion of the fiscal year), but the actual amount of the Annual Bonus may exceed 125% of Base Salary based on overachievement of the Bonus Objectives as adopted by the Compensation Committee. If awarded, the Annual Bonus for a fiscal year shall be paid in the fiscal year following such fiscal year after the Compensation Committee determination of the achievement of the Bonus Objectives, but no later than the 15th day of the third month of such subsequent fiscal year, and shall be subject to all amounts required to be withheld by federal, state, or local law and all applicable deductions properly authorized by Executive or required by law.

7. Benefits. Executive shall be eligible for the following benefits:

(a) Car Allowance - Executive shall be provided one-thousand five-hundred $1,500 monthly for car expenses, this does not include reasonable business related expenses, including but not limited to, gas, parking fees, car maintenance, etc.

(b) Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company and its subsidiaries' and affiliates' under the Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

(c) All welfare benefit plans generally applicable to employees or senior executives of the Company, subject to the general eligibility requirements of such plans. The Company shall have the right to amend, modify or terminate any such plans

from time to time at its discretion; provided that such action is generally applicable to all employees.

(d) Company-paid life insurance on the Executive's life with a benefit in the amount of three (3) times Executive's Base Salary and accidental death and dismemberment insurance with a benefit in the amount of two (2) times Executive's life insurance benefit. Additionally, Executive shall also simultaneous with this section, apply for Key Man Life Insurance in which company is beneficiary.

(e) Reimbursement of all actual, reasonable and customary business expenses (taking into account the duties and responsibilities of the Chief Executive) incurred during the employment period by the Executive in performing services for the Company, including all expenses of travel on business; provided that such expenses are incurred and accounted for in accordance with policies and procedures established by the Company. Executive shall submit to the Company accounts and records of each such expense within thirty (30) days after the later of (i) Executive's incurrence of such expense or (ii) Executive's receipt of the invoice for such expense. If such expense qualifies for reimbursement, then the Company shall reimburse Executive for the expense within thirty (30) days thereafter. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of reimbursement to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year. Executive's right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

(f) Fringe benefits and perquisites (including but not limited to reasonable vacation) in accordance with the plans, practices, programs, and policies of the Company from time to time in effect and which are commensurate with the Executive's position.

8 Equity Compensation. Executive shall be provided within Ninety (90) days after the signing of this agreement Thirty Three (33 %) percent of the total outstanding common shares of the Company and to receive equity awards as may be determined from time to time at the discretion of the Compensation Committee.

9. Confidential Information. During the Employment Period, and thereafter, the Company has provided and shall continue to provide Executive with trade secrets and confidential information, knowledge and data relating to the business of the Company or to the business of other entities with which the Company has a confidential relationship (including trade secrets, being collectively referred to as "Confidential Information"). The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by the Executive during the Executive's

employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive in violation of this Agreement).

The Executive agrees to return all Confidential Information within 10 days, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason. Except as may be required or appropriate in connection with carrying out his duties under this Agreement and in furtherance of the Company's business, Executive shall not, without the prior written consent of the Company or as may otherwise by required by law, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company. Notwithstanding the foregoing, the Executive may retain, upon termination of employment, information and documents of a purely personal nature relating to compensation and benefits accrued during the Employment Period.

10. Renewal. Commencing on June 15, 2020, this Agreement and the Employment Period shall automatically be extended for a period of five years (5) e.g., on June 15, 2020, the Employment Period will be extended to 12:01 a.m. on, June15, 2025.

11. Early Termination. Notwithstanding the Employment Period established in Section 2 or any renewal or extension thereof, Executive's employment hereunder and this Agreement may be terminated as follows:

(a) Death. Executive's employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months, or where Executive shall have been absent from the full-time performance of his duties hereunder for a period of ninety (90) consecutive days and it is reasonably expected that the Executive will be eligible for long-term disability benefits under a Company-sponsored disability plan, and no later than thirty (30) days after written notice is given or the end of the ninety (90) day period, if the Executive shall not have returned to the full performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment for disability.

(c) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause upon a resolution duly adopted by the majority vote of not less than two-thirds of the entire membership of the Board. "Cause" shall mean (i) Executive's material breach of any provision of this Agreement, (ii) Executive's willful conduct which is demonstrably and materially injurious to the Company's reputation, financial condition, or business relationships, (iii) Executive's fraud, dishonesty, or misappropriation involving the Company's assets, business, customers, suppliers, or employees, (iv) Executive's conviction of, or plea of guilty or nolo contendere to, a felony.

No termination of the Executive for Cause other than as set forth above shall be effective unless the Board shall, within ninety (90) days of sufficient facts known to it to constitute Cause, give written notice to the Executive in reasonable detail of the material facts constituting Cause and the reasonable steps the Board believes necessary to cure, and thereafter the Executive shall have thirty (30) business days from the date of notice to cure any such occurrence otherwise constituting Cause; provided that no such notice and opportunity to cure is required if the Board has previously given Executive notice and opportunity to cure the same conduct.

(d) In the event of the Executive's termination, the Executive and the Company, including its directors, officers, employees, representatives, attorneys, and agents shall refrain from making any public or private statement with respect to one another (including, as to the Executive, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of the Company) which are derogatory or may tend to injure such person in its or their business, public or private affairs. The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation.

(e) If, in connection with the Executive's termination of employment with the Company, the Company determines to issue a press release, or required by law, the Company agrees to provide a copy of the press release to the Executive by e-mail or facsimile to review and comment on in advance of its publication.

12. Compensation upon Termination. In the event Executive's employment and this Agreement is terminated upon expiration of the Employment Period (including any extension) or as provided under Section 12 hereof, the Company shall pay to Executive or his estate: (i) the Executive's Base Salary through the date of termination, and (ii) any other amounts due the Executive as of the date of termination, in each case to the extent not previously paid. The Company shall also provide additional compensation (the "Severance Benefits") as provided below.

(a) Death or Disability. Upon termination of Executive's employment pursuant to Sections 12(a) or (b) hereof the restrictions on all of Executive's time-based vesting equity awards, including restricted stock and stock options, and all of the Performance-Vested Shares, the unvested portion of each such award vesting immediately and the award being immediately tradable or exercisable, as the case may be. Thereafter, the Company shall have no further obligations to the Executive or his estate other than as may be required by law. This shall not include future salary and bonus.

(b) Healthcare. Provided Executive and/or his eligible dependents timely elect to continue their healthcare coverage under the Company's group health plan pursuant to the Consolidated Omnibus Reconciliation Act ("COBRA"), the Company shall reimburse Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents for a period of eighteen (18)-months measured from the termination date. In addition, the Company shall reimburse Executive for the costs he incurs to obtain continued coverage for himself and his eligible dependents substantially equivalent to the Company's group healthcare benefits for an additional period of up to six months thereafter, provided that the Company's obligations during this six month period shall not exceed 200% of the Company's applicable COBRA premiums for similarly situated COBRA beneficiaries. In order to obtain reimbursement for such healthcare coverage costs, Executive shall submit appropriate evidence to the Company of each periodic payment within thirty (30) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment. During the period such healthcare coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of coverage costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of coverage costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no coverage costs shall be reimbursed after the close of the calendar year following the calendar year in which those coverage costs were incurred; and (iii) Executive's right to the reimbursement of such coverage costs cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed coverage costs constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive's sole responsibility, provided that the reimbursed coverage costs shall not be considered as taxable income to Executive if such treatment is permissible under applicable law.

For purposes of this Agreement, "Separation from Service" shall mean Executive's separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

(c) The Severance Benefits payable to Executive under section (11) shall be in lieu of any other severance benefits to which the Executive may otherwise be

entitled upon his termination of employment under any severance plan, program, policy, practice or arrangement of the Company. Payment of the Severance Benefits herein is contingent upon (i) Executive's execution of a full and complete release substantially in the form set forth in Exhibit B hereto within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of termination and such Release becoming effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period and (ii) resignation from the Board as of the date of termination.

13. Change of Control.

(a) In the event a Change of Control of the Company occurs during the Employment Period, each equity award then outstanding, including all stock options, restricted stock, phantom stock, and other equity awards, shall automatically vest in full, and all performance criteria, if any, applicable to any such award shall be deemed to have been met at the maximum level.

(b) For purposes of this Agreement, a "Change of Control" of the Company shall mean:

(c) the acquisition by any "person," as such term is used in Sections 11(d) and 12(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, a subsidiary of the Company or a Company employee benefit plan, of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company which, together with any securities held by the person, represents 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

(d) the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such event; or

(iii) the closing of a sale or disposition by the Company of all or substantially all the Company's assets; or

(iv) a change in the composition of the Board, as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall

mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but "Incumbent Director" shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

(v) the approval by the Board or the stockholders of the Company of a complete or substantially complete liquidation or dissolution of the Company.

14. Post-Termination Restrictions. The Executive agrees and acknowledges that the Company has a substantial and legitimate interest in protecting the Company's Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section are reasonably necessary to protect the Company's legitimate business interests and are designed to protect the Company's Confidential Information and goodwill during the Employment Period and for a period following the Employment Period (such period following the Employment Period, the "Restricted Period"). If the Agreement expires following a Non-Renewal Notice by the Company, the Restricted Period for the Non-Competition Covenant shall be one (1) year from the date of the Non-Renewal Notice, and the Restricted Period for the Non-Solicitation Covenant shall be two (2) years from the date of the date of the Non-Renewal Notice. If the Agreement expires following a Non-Renewal Notice by the Executive, the Restricted Period for the Non-Solicitation Covenant shall be two (2) years from the end of the Employment Period and the Non-Competition Covenant shall be for one (1) year from date of non-renewal; provided, however, that the Company may, in its sole discretion, elect to pay Executive a lump sum amount on the last day of the Employment Period equal to 1/12 of the sum of Executive's (A) Base Salary and (B) Target Bonus Amount then in effect and, in consideration for a payment of each such amount, the Restricted Period for the Non-Competition Covenant shall extend for a period of two (2) additional months, up to a total of 12 months from the end of the one (1) year period for a lump sum payment of six (6) such amounts.

15. Publicity. The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive's name, picture, likeness, photograph, signature or any other attribute of the Executive's persona (all of such attributes are hereafter collectively referred to as "Persona") in any media for any advertising, publicity or other purpose at any time, during the Employment Period. The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may

have; and the Executive agrees that he will receive no additional compensation for the use of his Persona. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

16. Indemnification. If Executive is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, then Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporate Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights that such law permitted the corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by the Executive in connection therewith; provided, however, that, except with respect to proceedings to enforce his right to indemnification hereunder, the Company shall indemnify the Executive in connection with a proceeding (or part thereof) initiated by the Executive only if such proceeding (or part thereof) was authorized by the Board. Any amendment, modification, or repeal of any provision of the Company's Certificate of Incorporation, as amended, or the Bylaws of the Company, as such documents exist on the Effective Date, shall be deemed a material breach of this Agreement if such amendment, modification, or repeal would adversely affect Executive's right to indemnification by the Company.

17. Arbitration. Any dispute or controversy arising out of or relating to this Agreement, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of this Agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then in effect for employment disputes. The arbitration shall be conducted before a single arbitrator, who shall be a Labor and Employment Law specialist certified by the Florida Board of Legal Specialization, selected by mutual agreement of the parties, or if not agreed within 30 days following commencement of the proceeding, appointed by the AAA.

The arbitrator shall no have the authority to alter the terms of this Agreement or to award punitive damages. The decision of the arbitrator will be final and binding on

both parties. The Company shall pay the expenses of the AAA and the arbitrator, and the Company and the Executive shall pay their own legal fees. The arbitrator shall have the authority to award reasonable attorneys' fees to the prevailing party. The Company and the Executive agree that the arbitration and all matters related to the arbitration shall be treated as confidential. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the Southern District of Florida may be entered upon the award made pursuant to the arbitration.

18. Successors.

(a) This Agreement shall be binding upon the Company and any successor thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets or any entity which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or by contract. The failure by the Company to obtain a satisfactory agreement in writing from any successor of the Company that requires such successor to assume and agree to perform the Company's obligations under this Agreement shall be deemed a material breach of this Agreement.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any person in respect of such subject matter. Any prior agreements of the parties hereto in respect of the subject matter contained herein are hereby terminated and canceled.

20. Enforcement of Agreement. No waiver of any action with respect to any breach by the other party of any provision of this Agreement shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof by held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this

Agreement. Portions held to be invalid or unenforceable shall be enforced to the greatest extent permitted by law, and shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if the provision had never been included herein.

21. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida with venue lying in Miami-Dade County, without regard to its conflicts of law principles.

22. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Noel Mijares
1800 Sunset Harbor Drive, Suite 1209
Miami Beach, FL 33139

If to the Company:

Millennium Healthcare, Inc.
68 South Service Road, Suite 100
Melville, NY 11747

or to such other address as any party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of registered or certified mailing, on date actually received.

23. Section 409A.

a) This Agreement is intended to comply with the requirements of Section 409A of the Code. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations there under

(b) Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Agreement in connection with the termination of Executive's employment with the Company shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of Executive's Separation from Service due to such termination of employment or (ii) the date of Executive's death, if Executive is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans subject to Code Section 409A, to be a "specified employee" at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 26(b) shall be paid in a lump sum to Executive together with interest for the period of the delay at the prime rate in effect on the date such payment was first due, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. In addition, if Executive is deemed to be a specified employee at the time of Separation from Service and there is an amount payable by Executive to the Company under the Relocation Policy (the "Relocation Amount"), then notwithstanding Section 13(e)(v), the following provisions shall apply: (i) the Company shall waive the requirement to repay the portion of the Relocation Amount up to the applicable dollar amount under Code Section 402(g)(1)(B), (ii) Executive shall repay to the Company any Relocation Amounts in excess of such limit (the "Repaid Amount") and (iii) upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the Company shall pay to Executive the Repaid Amount in a lump sum together with interest for the period from the date of Executive's payment at the prime rate in effect on the date of such payment. The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year. If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

25. Surviving Terms. The rights and obligations of the parties regarding the payment or provision of benefits set forth in this Agreement upon such termination and the rights and restrictions during the period after termination shall survive the termination of this Agreement.

26. Amendment or Modification. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board.

27. Withholding. All payments, compensation and benefits hereunder shall be subject to any required withholding of federal, state, and local taxes pursuant to any applicable law or regulation.

28. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder shall not constitute a waiver of such right to insist upon strict compliance in the future.

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EXECUTION PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

For the "COMPANY"

MILLENNIUM HEALTHCARE, INC.

By: Chairman

Name & Title: Dominick Sartorio, Chairman

Date: 6-4-15

By:

Name & Title: Chris Amandola, Director

Date: 6-4-15

By: Director

Name & Title: Anthony Urbano, Director

Date: 6-4-15

Witness

By: ______________________

Print Name: ______________________

For the "EXECUTIVE"

By:

Name & Title: Noel Mijares

Date:

Witness

By:

Print Name: APRIL PADRÓN

NOTARY PUBLIC (EXECUTIVE)

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

Sworn to (or affirmed) and subscribed before me this 28th day of May, 2015, by (name of person making statement).

(NOTARY SEAL)

RUDINA DAKA
MY COMMISSION # FF203812
EXPIRES April 17, 2019

By:

Print: RUDINA DAKA

Personally known ✓ OR Produced Identification __________

Type of Identification Produced: __________

NOTARY PUBLIC (COMPANY)

STATE OF NEW YORK
COUNTY OF NASSAU

Sworn to (or affirmed) and subscribed before me this 4th day of June, 2015, by (name of person making statement).

(NOTARY SEAL)

By:

Print: Michael Finkelstein

MICHAEL FINKELSTEIN
Notary Public, State of New York
No. 02FI5041035
Qualified in Nassau County
Commission Expires May 27, 2017

Personally known ✓ OR Produced Identification __________

Type of Identification Produced: __________